NOTICE OF PARTIAL REDEMPTION

To the Holders of the IKON Office Solutions, Inc.
$150,000,000 Senior Unsecured Floating Rate Notes due 2012

*Cusip Numbers 451713AF8 and U45045AB4
Redemption Price: 100%
Total Amount Called $50,000,000

NOTICE IS HEREBY GIVEN that, pursuant to Section 3.07 of the Indenture dated as of December 20, 2007, by and between IKON Office Solutions, Inc. (the “Company”) and The Bank of New York, as trustee, relating to the Company’s Senior Unsecured Floating Rates Notes due 2012 (the “Notes”), the Company has elected to partially redeem $50,000,000 in aggregate principal amount of the Notes on May 7, 2008 (the “Redemption Date”), at the redemption price of 100% of the principal amount of Notes redeemed, together with accrued and unpaid interest and any additional interest owing pursuant to the Registration Rights Agreement entered into between the Company and Wachovia Capital Markets, LLC on December 20, 2007 up to, but not including, the Redemption Date (the “Redemption Price”).

On the Redemption Date, the Redemption Price will become due and payable on all Notes to be redeemed. Unless the Company defaults in the payment of the Redemption Price, interest, if any, on the Notes to be redeemed will cease to accrue on and after the Redemption Date, and the only remaining right of the holders whose Notes are to be redeemed after such date will be to receive payment of the Redemption Price upon surrender of the Notes to the Bank of New York, as paying agent (the “Paying Agent”).

If any Note is being redeemed in part, a portion equal to one-third of the principal amount of that Note is to be redeemed and after the Redemption Date, upon surrender of any such Note, a new Note in principal amount equal to the unredeemed portion of the original Note shall be issued in the name of the holder thereof upon cancellation of the original Note.

The Notes called for Redemption must be surrendered to the Paying Agent to collect the Redemption Price. The address of the Paying Agent is:

First Class/Registered/Certifi ed	Express Delivery Only	By Hand Only
The Bank of New York P.O. Box 396 Att: Debt Processing Unit (ACT) East Syracuse, NY 13057	The Bank of New York 111 Sanders Creek Parkway East Syracuse, NY 13057 Att: Corporate Trust Window	The Bank of New York 111 Sanders Creek Parkway East Syracuse, NY 13057 Att: Corporate Trust Window

*No representation is hereby made as to the correctness or accuracy of the CUSIP number, if any, listed in this Notice or printed in the Notes.

Paying Agents are required to withhold 28% of gross payments to Holders of the Notes who fail to provide a valid taxpayer identification number on or before the date upon which the Notes are presented for payment.